EXHIBIT 99.1

Dtomi, Inc. Completes Acquisition of License for the Air Spring Powered Lowerable Suspension Assembly Patent.

SAFETY HARBOR, Fla., August 19, 2003 -- Dtomi, Inc., a Nevada corporation ("Dtomi")(OTC Bulletin Board: DTOI), announced it has acquired an exclusive license to use and exploit the air spring powered lowerable suspension assembly patent from its owner, John Simpson, of Richland, Washington.

Under the terms of the license agreement, Dtomi agreed to pay Simpson a one time payment of $50,000 and monthly payments of $10,000 for the term of the license. Dtomi and Mr. Simpson simultaneously entered into a consulting agreement, under which Mr. Simpson has agreed to provide his expertise in matters relating to the commercialization of the patent, in consideration for approximately 1,500,000 shares of common stock of Dtomi. Under the terms of the consulting agreement, Mr. Simpson's equity ownership in Dtomi is guaranteed to be no less than between 30% and 22%, depending on Dtomi's financing.

In order to effectuate the license and consulting agreements, Dtomi and Mr. Simpson terminated the asset purchase agreement they had previously executed and the patent was re-assigned to Mr. Simpson. Mr. Simpson also resigned from his previously appointed position as President, opting instead to aid in the commercialization of the patent by providing consulting services to Dtomi.

Dtomi believes that the re-structured arrangement between itself and Mr. Simpson offers it the best opportunity to capitalize on the unique product created by Mr. Simpson. Dtomi has also revised its financial projections, with a goal of generating gross revenue of $4,291,000 and net income of $658,000 by the end of the 12 month period ending June 2004.

Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are risks surrounding the licensing of Mr. Simpson's patent, the integration of the patent into Dtomi's business following the closing (including licensing and patent infringement issues) and the company's ability to achieve and manage growth. Additional factors that will impact the company's success include the company's ability to attract and retain qualified personnel; the company's ability to develop new services; and other factors discussed in Dtomi's filings with the Securities and Exchange Commission.

SOURCE:  Dtomi, Inc.